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Metropolitan Life Insurance Company
200 Park Avenue
New York, New York 10166

                                                                   April 4, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

     Re: Form N-6 Registration Statement for Flexible Premium Variable Life Insurance to be Issued through Metropolitan Life Separate Account UL (File No. 333-147508)

Commissioners:

     Pursuant to Rule 461 under the Securities Act of 1933, Metropolitan Life Insurance Company, on its own behalf and on behalf of Metropolitan Life Separate Account UL, respectfully requests that the effective date of the Registration Statement referred to above be accelerated and that the Registration Statement be declared effective on April 11, 2008.

                                        Very truly yours,

                                        Metropolitan Life Insurance Company


                                        /s/ Marie C. Swift
                                        Marie C. Swift, Esq.
                                        Associate General Counsel
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                                                                   April 4, 2008

MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, California 92614

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

     Re: Form N-6 Registration Statement for Flexible Premium Variable Life Insurance to be Issued through Metropolitan Life Separate Account UL (File No. 333-147508)

Commissioners:

     Pursuant to Rule 461 under the Securities Act of 1933, MetLife Investors Distribution Company, the principal underwriter, respectfully requests that the effective date of the Registration Statement referred to above be accelerated and that the Registration Statement be declared effective on April 11, 2008.

                                        Very truly yours,

                                        MetLife Investors Distribution Company


                                        /s/ Richard C. Pearson

                                        Richard C. Pearson
                                        Executive Vice President and
                                        General Counsel